SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

Exhibit 8.1

March 14, 2012

AEP Texas Central Company AEP Texas Central Transition Funding III LLC 1 Riverside Plaza Columbus, Ohio 43215

Re:	AEP Texas Central Transition Funding III LLC

Ladies and Gentlemen:

We have acted as special counsel to AEP Texas Central Company (“TCC”) and AEP Central Transition Funding III LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and registration of $800,000,000 aggregate principal amount of transition bonds (the “Transition Bonds”) of the Company.  In that connection, reference is made to the Registration Statement filed on Form S-3 (Registration Nos. 333-179092 and 333-179092-01) filed on January 19, 2012 and as amended by Amendment No. 1 thereto filed February 24, 2012, and as further amended by Amendment No. 2 thereto filed February 29, 2012 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Transition Bonds are to be issued under an Indenture (the “Indenture”) between the Company and U.S. Bank, National Association, a national banking association, as indenture trustee (the “Indenture Trustee”).

We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Transition Bonds.  We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and other instruments, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter.  In rendering the opinions expressed in this letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for examination.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company or others.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

March 14, 2012

Based upon the foregoing, it is our opinion that for U.S. federal income tax purposes, (1) the Company will not be treated as a taxable entity separate and apart from TCC and (2) the Transition Bonds will be treated as debt of TCC.

Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. This opinion is rendered as of the date hereof and is based on the current provisions of the Internal Revenue Code and the Treasury regulations issued or proposed thereunder, Revenue Rulings, Revenue Procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time.  Any change could apply retroactively and modify the legal conclusions upon which our opinions are based.  This opinion is rendered as of the date hereof and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

We are furnishing this opinion to you solely in connection with the issuance of the Transition Bonds described above, and this opinion is not to be relied on, circulated, quoted or otherwise referred to for any other purpose. However, we hereby consent to (i) the posting of a copy of this letter to an internet website required under Rule 17g-5 under the Exchange Act and maintained by TCC solely for the purpose of complying with such rule and (ii) the filing of this letter as an exhibit on Form 8-K filed on the date hereof with respect to the above-referenced Registration Statement and to the references to this Firm in the Prospectus under the section captioned "Prospectus Summary— Federal Income Tax Status,” the Prospectus under the section captioned "Material U.S. Federal Income Tax Consequences,” the Prospectus under the section captioned "Legal Matters,” and the Prospectus Supplement under the section captioned "Material U.S. Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the related rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP